Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our Firm under the caption “Interest of Experts” and to the use in this Annual Report on Form 40-F filed with the United States Securities and Exchange Commission of our reports dated May 17, 2017, with respect to the consolidated statements of financial position of Just Energy Group Inc. (the “Company”) as at March 31, 2017 and 2016, and the consolidated statements of income, comprehensive income, changes in shareholders’ deficiency and cash flows for the years then ended, and the effectiveness of internal controls over financial reporting of the Company as at March 31, 2017.

We also consent to the incorporation by reference of our aforementioned reports dated May 17, 2017 in the Company’s outstanding registration statements on Form F-3D (File No. 333-188184), Form F-10 (File No. 333-208289) and Form S-8 (File Nos. 333-183954, 333-200194, and 333-208131) that have been filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chartered Accountants
Licensed Public Accountants

Toronto, Canada

May 31, 2017